CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment No. 12 to Registration Statement Nos. 333-70963 and 811-09201 of COLI VUL-2 Series Account of Great-West Life & Annuity Insurance Company on Form N-6 of our report dated March 11, 2005 on the financial statements of COLI VUL-2 Series Account and our report dated February 25, 2005 on the consolidated financial statements of Great-West Life & Annuity Insurance Company and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of such Registration Statement.



/s/ Deloitte & Touche, LLP

Deloitte & Touche, LLP

Denver, Colorado
April 27, 2005